Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Organization or Incorporation
Faneuil, Inc.	Delaware
Floors-N-More, LLC (d/b/a Carpets N’ More)	Nevada
Phoenix Color Corp.	Delaware

1